Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Benson Hill, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share	457(c)	26,150,000		$3.385	(1)	$88,517,750	(1)	.0000927	$8,205.60
Fees to be Paid	Equity	Warrants to purchase common stock	457(g)	39							(2)
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share	457(c)	8,716,661	(3)	$3.385	(1)	$29,505,897.49	(1)	.0000927	$2,735.20
	Total Offering Amounts							$118,023,647.49	(1)		$10,940.80
	Total Fees Previously Paid										$10,940.80
	Total Fee Offsets										$0.00
	Net Fee Due										$0.00

(1) Estimated solely for the purpose of calculating the registration fees pursuant to Rule 457(c) promulgated under the Securities Act based upon the average of the high and low prices of the Common Stock as quoted on the New York Stock Exchange on April 5, 2022, which was $3.385.

(2) No registration fee is required pursuant to Rule 457(g) under the Securities Act.

(3) Represents shares issuable upon exercise of outstanding warrants. Pursuant to Rule 416, the securities registered hereunder include such indeterminate number of additional shares as may be issuable to prevent dilution from stock splits, stock dividends or similar transactions.

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